UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 27, 2007

_______________________________________________________________________

LEE ENTERPRISES, INCORPORATED

(Exact name of Registrant as specified in its charter)

_______________________________________________________________________

Commission File Number 1-6227

Delaware (State of Incorporation)	42-0823980 (I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa 52801

(Address of Principal Executive Offices)

(563) 383-2100

Registrant’s telephone number, including area code

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2007, Lee Enterprises, Incorporated (the “Company”) issued a News Release announcing, in part, that Linda Lindus, a Vice-President – Publishing of the Company, is resigning from her position as a Vice-President – Publishing of the Company and as an officer or director of certain subsidiaries of the Company. Her resignation became effective November 27, 2007. She will become publisher of The Daily News, the Company’s Longview, Washington newspaper, relocating from the Company’s Bloomington, Illinois newspaper where she had served as Publisher. A copy of this News Release is furnished as an exhibit to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits
99.1	Lee Enterprises, Incorporated News Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: November 28, 2007	By:	/s/Carl G. Schmidt
Carl G. Schmidt
Vice President, Chief Financial Officer,
and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Lee Enterprises, Incorporated News Release.

EXHIBIT 99.1 - News Release

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Two senior Lee Enterprises publishers change locations

DAVENPORT, Iowa (Nov. 27, 2007) — Two senior publishers are relocating within Lee Enterprises, Incorporated (NYSE: LEE).

•   Linda Lindus will become publisher of The Daily News in Longview, Wash. She is currently publisher of The Pantagraph in Bloomington, Ill.

•   Richard Johnston, currently publisher of The Journal Times in Racine, Wis., will become publisher in Bloomington.

In transferring to Longview, Lindus is stepping down from her additional role as a vice president for publishing.

“While I’ll certainly miss working with colleagues in Bloomington and elsewhere in Lee, this move gives me a welcome opportunity to rejoin family in my home state,” she said. “It also allows me to work with another outstanding staff in one of the most respected operations in our company.” The Daily News was a finalist for 2006 Lee Enterprise of the Year. She will succeed Peter York, who has become publisher of the North County Times in Oceanside/Escondido, Calif.

In addition to Bloomington, she has had responsibility for daily newspapers in Decatur, DeKalb, Mattoon, Charleston and Carbondale, Ill.; Park Hills, Mo.; Maysville, Ky.; Carlisle, Pa.; Auburn and Glens Falls, NY; and Orangeburg, S.C.

Lindus joined Lee in 2000 as publisher of The Southern Illinoisan in Carbondale, Ill., and moved to the Herald & Review in Decatur as publisher and group leader in 2002. The Southern Illinoisan received Lee’s highest honor, Enterprise of the Year, in 2003, and the Herald & Review received the honor in 2004. She became publisher in Bloomington and vice president for publishing in 2005.

Before joining Lee, she was an award-winning publisher in Utah and Arizona. In 1992, she became the first woman to serve as president of the Arizona Newspapers Association, and in 1995 she received its Presidential Award as a master editor and publisher. Under her leadership, The Southern Illinoisan received the Illinois Press Association’s award for general excellence, the state’s top award, and the Herald & Review received it three times. Among industry activities, she is president of the Illinois Press Association board of directors and Government Affairs Committee.

Johnston is Lee’s longest-serving publisher, having led four newspapers over 22 years. He joined Lee in 1975 as an advertising sales representative in Racine, advancing to advertising director in 1980. In 1985 he was appointed publisher at the Kewanee Star Courier in Illinois, a former Lee newspaper. In 1987 he became publisher of The Ottumwa Courier in Iowa, another former Lee newspaper, and in 1992 he became publisher of The Southern Illinoisan. He returned to Racine as publisher in 1998.

“Racine has been such a large part of my life that I’ll find it very hard to say goodbye,” Johnston said, “but at the same time I’m tremendously excited about the opportunity to move to Bloomington and join the staff at The Pantagraph.”

He is a journalism graduate of the University of Wisconsin in Madison. He has served on many civic and professional boards during his 32 years with Lee. He and his wife, Karen, have three grown children.

Rick Parrish, advertising director at The Journal Times, will serve as interim publisher until a successor is appointed.

Lee Enterprises is a premier publisher of local news, information and advertising in primarily midsize markets, with 51 daily newspapers and a joint interest in five others, rapidly growing online sites and more than 300 weekly newspapers and specialty publications in 23 states. Lee’s newspapers have circulation of 1.7 million daily and 1.9 million Sunday, reaching more than four million readers daily. Lee’s online sites attract more than 11 million unique visitors monthly, and Lee’s weekly publications have distribution of more than 4.5 million households. Lee’s newspaper markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; Tucson, Ariz.; and Napa, Calif. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100

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